SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C. 20549



                            FORM 8-K



                         CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(d) OF THE

                 SECURITIES EXCHANGE ACT OF 1934



                 Commission file Number 0-27618



 Date of Report (Date of earliest event reported) March 11, 1998

                  COLUMBUS McKINNON CORPORATION
     (Exact name of registrant as specified in its charter)



          NEW YORK                             16-0547600
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)             Identification No.)




       140 JOHN JAMES AUDUBON PKWY., AMHERST, NY  14228-1197
          (Address of principal executive offices) (Zip Code)



      (Registrant's telephone number, including area code)
                         (716) 689-5400



                         NOT APPLICABLE
      (Former name, former address and former fiscal year,
                  if changed since last report)



                           Page 1 of 3
                   Exhibit Index is on page 2






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Item 5.   Other Events

          On March 11, 1998, Columbus Mckinnon Corporation issued the attached press release with respect to its definitive agreement to purchase all of the outstanding stock of LICO, Inc.
for approximately $155.0 million in cash.


Item 7.   (c)  Exhibits

          (99) Text of press release dated March 11, 1998.

                           SIGNATURES


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

                              COLUMBUS McKINNON CORPORATION


Date:     March 23, 1998      By /s/ Robert L. Montgomery
                                 Robert L. Montgomery, Jr.
                                 Executive Vice President and
                                 Chief Financial Officer













































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                                                       Exhibit 99

NEWS RELEASE

CONTACT:
Robert L. Montgomery, Jr.
Executive Vice President and
Chief Financial officer
Columbus McKinnon Corporation
716-689-5405


                  COLUMBUS McKINNON CORPORATION
             ACQUIRING LICO, INC. - LEADING MATERIAL
                    HANDLING SYSTEMS PROVIDER

 The Acquisition of LICO, Together with its January Acquisition of Univeyor A/S, will Establish Columbus McKinnon as a
     Significant Presence in the Global Integrated Material
                     Handling Systems Market


          AMHERST, N.Y., March 11, 1998 -- Columbus McKinnon Corporation (Nasdaq-NNM: CMCO) today announced it has entered into a definitive agreement to purchase all of the outstanding stock of LICO, Inc. for approximately $155.0 million in cash.

          LICO, through its main operating subsidiary, Automatic Systems, Inc. ("ASI"), is a leading designer, manufacturer, and installer of technically advanced material handling systems including overhead and floor-mounted conveyors, electrified monorail systems, robotic indexing systems, and automatic body transfer systems primarily for the automotive industry. Based in Kansas City, Missouri, ASI provides custom engineered systems by functioning either as a turnkey contractor or as a supplier working in conjunction with the customer's general contractor.

          "The acquisition of LICO and our January acquisition of Univeyor represent major components of CM's strategy of becoming an important provider of integrated material handling systems.
We believe these acquisitions position CM to take advantage of important general industry trends including outsourcing the design and implementation of work flow and material handling systems by manufacturing and distribution companies worldwide," said CM Chairman and Chief Executive Officer Herb Ladds.

                         - more -

LICO Acquisition
Page Two


          "LICO's experience with overhead and floor-mounted conveyors and electrified monorail systems, Univeyor's expertise with roller conveyors and electronic control systems, and CM's existing manipulators, lift tables, air balancers, and light-rail trolleys and hoists, will enable us to provide an integrated material handling solution best suited to the customer's specific application requirements," said Tim Tevens, President and Chief Operating Officer.

          He added, "The acquisitions of LICO and Univeyor reflect CM's strategy for growth from the addition of new products that leverage our existing leading market position in the global material handling industry. We seek growth opportunities through synergistic acquisitions and increased international market penetration and presence. We also believe that these acquisitions provide established platforms for increasing CM's sales of other products into automotive and industrial manufacturing markets."

          The strong management team at LICO, led by Robert A.
Hoehn, President, is expected to remain intact following the acquisition.

          CM expects to use the proceeds from its new $300 million senior bank revolving line of credit and a debt financing to finance the acquisition of LICO and to repay existing bank debt.

          CM is a broad-line designer, manufacturer, and supplier of material handling products and integrated material handling systems widely used by industrial end users and consumers. Its chain and wire rope hoists, alloy and high strength carbon steel chain, forged accessories and other products are sold in a large number of domestic and international markets.

          Supplemental information regarding the LICO and Univeyor A/S acquisitions is available on CM's Web site at http://www.cmworks.com/


                         - more -

LICO Acquisition
Page Three


LICO PROFILE

Location:

     Kansas City, MO

Organization:

     LICO, Inc. (holding company)

          Automatic Systems, Inc. (automated material handling systems)
          LICO Steel, Inc. (steel erection and general construction)
          LICO Conveyor Company (belt conveyor systems)
          Automatic Systems Conveyors, Ltd. (Canada)
          ASI of Australia Pty. Ltd. (Australia)

Employees:

     Approximately 275

Business:

     Design, manufacture and installation of custom conveyor and technically advanced material handling systems, primarily for the automotive industry and, to a lesser extent, the steel, construction, foundry and other industrial markets. LICO's products include overhead conveyors, floor-mounted conveyors, electrified monorail systems, robotic indexing systems, and automatic body transfer systems.

Customers Include:

     General Motors, Ford Motor Company, Saturn, Harley Davidson,
     American Steel and Wire, JICase, and John Deere, among others


                         - more -

LICO Acquisition
Page Four


Results for periods ended December 31, 1997:

     Latest twelve months:
          Sales - $137.5 million
          Net income - $5.7 million

     Latest quarter:
          Sales - $50 million
          Net income - $3.2 million

Sales Backlog:

     $147.7 million as of fiscal year ended September 30, 1997, up from $86.8 million the year before



STRATEGIC RATIONALE FOR LICO ACQUISITION

     Strengthens the Company's position as a leader in providing project design, management and implementation of integrated material handling systems

     Provides continued growth opportunities as a result of the current trend of industrial companies to outsource material handling project design and implementation

     Complements CM's recent acquisition of Univeyor A/S, a leading international supplier of turnkey integrated material handling systems with the majority of its sales in Europe, and CM's related individual work station material handling design expertise in the United States

     Provides an established platform for increasing sales of other CM material handling products into the automotive and industrial manufacturing markets



















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